EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board 0f Directors
Nationwide Auction Systems:

We consent to the inclusion of our report dated March 5, 1999, with respect to the combined balance sheet of Nationwide Auction Systems as of December 31, 1998 and the related combined statements of earnings and retained earnings, and cash flows for each of the years in the two year period ended December 31, 1998, which report is included in this Annual Report on Form 10-K of Entrade Inc. dated March 23, 2000.



/s/ KPMG LLP




Los Angeles, California
March 29, 2000



























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